SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 1, 2004

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 1, 2004, Saks Incorporated announced the planned closure of eight Saks Fifth Avenue and three Off 5th retail stores and the conversion of one of the Saks Fifth Avenue store closings into an Off 5th retail store. The October 1, 2004 news release announcing the closures and conversion is incorporated herein by reference and is attached hereto as Exhibit 99.

In connection with the announced store closings and conversion, the Company expects to recognize pre-tax charges and gains as follows:

Pre-tax amounts expected to be recognized during 2004:

•	$ 25 million	Asset impairments (reflects announced closings and one unannounced store closing)

•	$ 10 million	Inventory liquidation losses

•	$ 5 million	Severance benefits and related cash store closing costs

•	$ (5) million	Net (gain) losses from the disposition of owned real estate and settlement of lease obligations

•	$ 35 million	Net charges (comprised of $35 million non-cash, $5 million cash charges, $5 million net cash gains)

Some of these gains and losses could be delayed into 2005, based on the timing of the disposal transactions.

Pre-tax amounts expected to be recognized during 2005 and beyond:

•	$ 0 million	Asset impairments

•	$ 3 million	Inventory liquidation losses

•	$ 2 million	Severance benefits and related cash store closing costs

•	$ 20 - $ 30 million	Disposition of leased real estate and related lease obligations

•	$ 25 - $ 35 million	Net charges (comprised of $3 million non-cash, $22-$32 million cash)

The Company is unable to determine the closure dates for the stores listed in Exhibit 99 as “to be determined.”

Item 2.06 Material Impairments.

The response to Item 2.05 is incorporated here by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99	October 1, 2004 news release announcing the closure of Saks Fifth Avenue Enterprises stores.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: October 1, 2004	/s/ Douglas E. Coltharp
Douglas E. Coltharp
Executive Vice President and
Chief Financial Officer